Exhibit 10.3

RESTRICTED STOCK UNIT AGREEMENT

(Director)

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of May, 2023 (the “Grant Date”), by and between Graham Corporation, a corporation organized and existing under the laws of the State of Delaware and having an office at 20 Florence Avenue, Batavia, New York 14020 (the “Company”) and [Director Name] (the “Participant”).

Pursuant to the Director Equity Award Choice Program, the Participant elected to receive (or by default will receive) a [Traditional RSU][Deferred RSU] (as defined therein) for his or her Restricted Stock Units to be granted in 2023 (the “Applicable Election”).

W I T N E S S E T H :

WHEREAS, by action of its Board of Directors (the “Board”), the Company has adopted and its stockholders have approved the 2020 Graham Corporation Equity Incentive Plan (as amended or restated from time to time, the “Plan”), pursuant to which Restricted Stock Units with respect to shares of Stock may be granted to the Company’s eligible officers, employees and directors; and

WHEREAS, pursuant to Section 4 of the Plan, the Compensation Committee of the Board (the “Committee”) has been appointed to select the individuals to whom Restricted Stock Units shall be granted and to prescribe the terms and conditions of such grants;

WHEREAS, the Committee has determined that the Participant is eligible to be granted Restricted Stock Units and desires to grant Restricted Stock Units to the Participant, and the Participant desires to accept such grant, on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, the Company and the Participant hereby agree as follows:

Section 1. Grant of RSUs. As of the Grant Date set forth above, the Company hereby grants to the Participant, and the Participant hereby accepts from the Company, an award of [______] Restricted Stock Units (the “RSUs”) on the terms and conditions hereinafter in the Plan and this Agreement. Each vested RSU represents the right to receive one share of Stock.

Section 2. Vesting.

(a) Subject to the terms set forth in this Agreement, provided that the Participant is still a member of the Board at that date, the RSUs will vest on the first anniversary of the Grant Date (the “Vesting Date”).

(b) Upon the death or Disability of the Participant, all outstanding RSUs under this Agreement shall immediately vest in full. “Disability” shall have the meaning given such term by Section 409A (as defined below), which is described in the Plan.

(c) In the event of the Participant’s Retirement, any unvested RSUs shall remain outstanding and vest on the Vesting Date. “Retirement” shall mean a voluntary termination of the Participant’s Board service when he or she is at least age 65.

(d) Except as otherwise provided by Section 2(b) and Section 2(c), or unless the Committee determines otherwise, if the Participant’s Board service terminates before the Vesting Date for any reason, the unvested RSUs as of such date shall be forfeited and cancelled immediately.

Section 3. Dividend Equivalents. The RSUs do not include a right to receive dividend equivalents; provided, however, if the Participant has elected to receive a Deferred RSU in his or her Applicable Election, then if the Company pays a regular cash dividend on its shares of Stock and the applicable dividend record date is after the Vesting Date and before the RSUs are paid pursuant to Section 4, the Company shall pay dividend equivalents to a Participant on the number of shares of Stock underlying the Participant’s vested RSUs outstanding on such date in an amount equal to the dividends that would be payable on an equivalent number of shares of Stocks, with such dividend equivalents to be paid to the Participant in cash at the same time that the RSUs are paid to the Participant pursuant to Section 4.

Section 4. Payment. Except as otherwise required by Section 16:

(a) if the Participant elected to receive a Traditional RSU in his or her Applicable Election, then the vested RSUs shall be paid to the Participant in shares of Stock as soon as practicable following the Vesting Date, but no later than the December 31 following the Vesting Date; and

(b) if the Participant elected to receive a Deferred RSU in his or her Applicable Election, then the vested RSUs shall be paid to the Participant in shares of Stock, and any accumulated dividend equivalents thereon pursuant to Section 3 shall be paid to the Participant in cash, as soon as reasonably practicable following his or her Separation from Service (as defined in Section 16) from the Company, but in no event later than December 31 following such event, or if later, the 15th day of the third month following such event.

Any vested RSUs (and the accumulated dividend equivalents thereon, if applicable) payable to the Participant following the Participant’s death shall be paid to the beneficiary designated by the Participant in writing prior to the Participant’s death (or in the absence of a properly designated beneficiary, to the Participant’s estate or by or on behalf of such person to the person or persons to whom the Participant’s rights pass under his or her will or the laws of descent and distribution).

Section 5. Rights as a Stockholder. The Participant shall not be entitled, prior to the conversion of the RSUs into the right to receive shares of Stock and the issuance of such shares of Stock to the Participant, to any rights as a stockholder with respect to such shares of Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares of Stock.

Section 6. Adjustments in the Event of Reorganization. In the event of any merger, consolidation, or other business reorganization in which the Company is the surviving entity, and in the event of any stock split, stock dividend or other event generally affecting the number of shares of Stock held by each person who is then a stockholder of record, the number of RSUs (including Deferred RSUs which have vested) shall be adjusted pursuant to Section 3(b) of the Plan to account for such event.

Section 7. No Right to Continued Service. Nothing in this Agreement nor any action of the Board or Committee with respect to this Agreement shall be held or construed to confer upon the Participant any right to continue as a member of the Board. The Participant may be dismissed or otherwise dealt with as though this Agreement had not been entered into.

Section 8. Restrictions on Transfer of RSUs. The RSUs may not be sold, assigned, transferred, pledged, alienated or encumbered in any way, whether by operation of law or otherwise, except by will or the laws of descent and distribution.

Section 9. Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

(a) If to the Committee:

Graham Corporation

20 Florence Avenue

Batavia, New York 14020

Attention: Chief Financial Officer

(b) If to the Participant, to the Participant’s then current residential address as set forth in the Company’s personnel records.

Section 10. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company and the Participant and their respective heirs, successors and assigns.

Section 11. Construction of Language. Whenever appropriate in this Agreement, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Agreement, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan.

Section 12. Governing Law. This Agreement shall be construed, administered and enforced according to the laws of the State of New York without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by the federal law.

Section 13. Amendment. This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time by written agreement between the Company and the Participant.

Section 14. Plan Provisions Control. This Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms of the Plan, which are incorporated herein by reference, shall control. By signing this Agreement, the Participant acknowledges receipt of a copy of the Plan.

Section 15. Acceptance by Participant. By executing this Agreement and returning a fully executed copy hereof to the Committee at the address specified in Section 9, the Participant signifies his acceptance of the terms and conditions of the RSUs. If a fully executed copy of this Agreement is not received by the Committee within 45 days after the date when it is presented to the Participant, the Committee may revoke the RSUs granted, and thereby avoid all obligations hereunder.

Section 16. Section 409A. The RSUs are intended to comply with Section 409A of the Code, and the regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and the Plan and this Agreement shall be administered and interpreted in a manner consistent with such intention. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from or comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. For purposes of this Agreement, “Separation from Service” has the meaning given such term by Section 409A. Notwithstanding anything in this Agreement to the contrary, if at the time of the Participant’s Separation from Service from the Company, the Participant is a “specified employee” for purposes of Section 409A, and the payment under this Agreement as a result of such Separation from Service is required to be delayed by six months pursuant to Section 409A, then the Company will make such payment on the day following the date that is six months following the Participant’s Separation from Service with the Company.

(Signature page immediately follows)

IN WITNESS WHEREOF, the Participant has executed, and the Company has caused its duly authorized representative to execute, this Agreement as of the date first above written.

GRAHAM CORPORATION

By: _____________________________

Daniel J. Thoren

President and Chief Executive Officer

ATTEST:

__________________________

Corporate Secretary

PARTICIPANT

__________________________________

[Director Name]